Exhibit 10.5

AMENDMENT TO STOCK PURCHASE AGREEMENT

This Amendment (this “Amendment”) dated the 29th day of August, 2015 amends the Stock Purchase Agreement, dated December 3, 2013 (the “Stock Purchase Agreement”), by and among Synthetic Biologics, Inc. (the “Company”), Synthetic Biomics, Inc. (“Synbiomics”) and Mark Pimentel, M.D. (“Pimentel”). Capitalized terms used herein without definition shall have the meanings assigned in the Stock Purchase Agreement.

WHEREAS, Synbiomics agreed to issue to Pimentel certain shares of Synbiomics’ common stock (the “Synbiomics Stock”) which is exchangeable for shares of the Company’s common stock (the “Company Stock”) in two tranches, the Initial Exchange Shares (as defined in the Stock Purchase Agreement) on the 18 month anniversary of the execution of the Stock Purchase Agreement and the Remaining Exchange Shares (as defined in the Stock Purchase Agreement) on the 36 month anniversary of the execution of the Stock Purchase Agreement; and

WHEREAS, the Company and Pimentel desire to accelerate the date upon which the Remaining Exchange Shares may be exchanged.

NOW THEREFORE, for the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Stock Purchase Agreement as follows:

1.                  Amendment. Section 1.3(b) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced with the following Section 1.3 (b):

“1.3(b). As of the August 29, 2015 and until the 36 month anniversary of the Effective Date, if the Shares are not then freely tradeable, Pimentel shall have the right to exchange up to the number of Shares then held by Pimentel excluding any Initial Exchange Shares (whether or not exchanged pursuant to this Section 1.3) (the “Remaining Exchange Shares”) for shares of Company Stock pursuant to the terms of this Section 1.3 by delivering a written notice to the Company (the “Second Exchange Notice”) at any time commencing on the date hereof and at least 90 days prior to the 36 month anniversary of the Effective Date. The right of Pimentel to exchange the Remaining Exchange Shares is referred to as the “Second Exchange Right.” The number of shares of Company Stock for which the Remaining Exchange Shares may be exchanged shall equal the quotient obtained by dividing (i) the aggregate Fair Market Value of the Remaining Exchange Shares to be exchanged as determined in accordance with Section 1.3(e) below by (ii) the Current Market Price of a single share of Company Stock as determined in accordance with Section 1.3(f) below. The parties intend to exchange the Remaining Exchange Shares for Company Stock pursuant to one (1) Exchange Closing transaction.”

2      Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3      No Other Amendments; Confirmation. All other terms of the Stock Purchase Agreement shall remain in full force and effect. The Stock Purchase Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4.      Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5.      Governing Law. This Amendment is made and shall be construed under, governed by, and the rights and obligations of the parties determined in accordance with the law of the State of Maryland without regard to its choice or conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SYNTHETIC BIOLOGICS, INC.

By: /s/ Jeffrey Riley
Name: Jeffrey Riley
Title: Chief Executive Officer

SYNTHETIC BIOMICS, INC.

By: /s/ Jeffrey Riley
Name: Jeffrey Riley
Title: Chief Executive Officer

/s/ Mark Pimentel
MARK PIMENTEL, M.D.

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